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                            Exhibit 10.1

            CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR
           THE INFORMATION REPRESENTED BY AN ASTERISK [*]
              HEREIN. THE OMITTED INFORMATION HAS BEEN
              SEPARATELY FILED WITH THE SECURITIES AND
                        EXCHANGE COMMISSION.

                              CCSI/NOVA
                       Manufacturing Agreement
            for Noninvasive Bilirubin Monitoring Devices

Introduction:

THIS MANUFACTURING AGREEMENT and all schedules contained herein or attached hereto (collectively, the Agreement) is effective this 3rd day of November, 1998 (the "Effective Date") between Nova Biomedical Corporation, a Massachusetts corporation with headquarters located at 200 Prospect Street, Waltham, Massachusetts (hereinafter called "NOVA"), and Chromatics Color Sciences International, Inc., a New York corporation with headquarters located at 5 East 80th Street, New York, New York (hereinafter called "CCSI" and together with NOVA, referred to as the "parties").

Term:

Unless terminated earlier as provided in Section 13 hereof, this Agreement shall have an initial term (the "Initial Term") which will run from the Effective Date until four (4) years after the date when NOVA has received a purchase order for production units and the documentation to build the units has been released for production by CCSI ("Commencement of Production"). Subject to the termination provisions of Section 13 hereof, the Initial Term shall be automatically renewed, without further notice or action by either party, for additional and successive terms of one (1) year (the "Renewal Term(s)") unless either party gives written notice to the other of its intention not to renew not less than 180 days prior to the end of the Initial Term or any Renewal Term(s).

Roles and Responsibilities:

Product:

The product (the "Product") is an instrument for noninvasive monitoring of bilirubin infant jaundice as described in Attachment 1. All rights to the Product are owned by CCSI as further defined in the Confidentiality Agreement (hereinafter defined).


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Section 1/Product Design

CCSI is responsible for providing to NOVA the Product design, performance and product specifications (the "Product Specifications"). CCSI will be responsible for obtaining all U.S. Food and Drug Administration ("FDA") and other agency approvals, as needed, to distribute the Product.

Section 2/Covenants
Covenants and Duties of CCSI

          (a) CCSI hereby agrees to purchase from NOVA (i) subject to Section 13 hereof, all of its final assembly and production requirements (other than the CCSI Equipment (hereinafter defined)) for the distribution in the United States (the "Exclusive Territory") of the Product identified in Sections 1 and 2 of Attachment 1; provided, however, NOVA meets mutually agreed upon price, delivery and quality standards and is otherwise in compliance with this Agreement, and (ii) on a non-exclusive basis, such amounts of the Product identified in Sections 1 and 2 of Attachment 1 as CCSI shall order for distribution outside the Exclusive Territory, provided that NOVA will be given the opportunity to bid for, and a right of first refusal with respect to, orders for distribution outside the Exclusive Territory, if NOVA can effect such production on equivalent economic terms to third-party bids offered to CCSI but taking into account VAT, import/export duties, etc.

          (b) Notwithstanding the foregoing, within the Exclusive Territory, after the first anniversary of the Effective Date of this Agreement, in the event CCSI should provide NOVA with an annual forecast for the Product identified in Section 2 of Attachment 1 for quantities less than [*] the parties agree that CCSI may place an order with a U.S. based third party manufacturer, that is FDA registered and ISO 9000 certified for orders less than [*] for Product identified in Section 2 of Attachment 1, provided that NOVA will be given the opportunity to bid for and a right of first refusal with respect to, such orders if NOVA can effect such production on equivalent delivery and economic terms to third party bids offered to CCSI. If NOVA declines the right of first refusal, it will cooperate with CCSI to transition the manufacture of the Product identified in Section 2 of Attachment 1 to the alternative manufacturers over a period not to exceed six months and will take reasonable best efforts to ensure an uninterrupted supply of Products to meet CCSI's needs during the transition period. If at any time during the Initial Term or any Renewal Term(s) CCSI's annual forecast for the Product identified in Section 2 of Attachment 1 is for quantities of [*] or more, then the terms of Section 2(a) above apply to NOVA's right to manufacture such Products.

          (c) CCSI hereby agrees that NOVA may recondition the Products identified in Section 3 of Attachment 1, and in this regard NOVA will be given the opportunity to bid for, and a right of first refusal with respect to, effecting such reconditioning of such Products identified in said Section 3, if NOVA can effect such reconditioning on equivalent delivery and economic terms to third-party bids offered to CCSI taking into account VAT, import/export duties, etc. For purposes of this subsection and

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          subsection (d) below, "recondition" means bringing Products into conformance with the Product Specifications consistent with the Product Regulatory Specifications.

          (d) If at any time during the Initial Term or any Renewal Term(s), CCSI shall receive an offer from a third party for the (i) assembly/production of the Products for distribution outside the Exclusive Territory or (ii) reconditioning of the Products identified in Section 3 of Attachment 1, or (iii) assembly/production of the Product identified in Section 2 of Attachment 1, subject to the terms of subsection 2(a) and (b), which offer CCSI shall desire to accept, CCSI shall promptly deliver to NOVA the terms of the third-party offer, and NOVA may, within fifteen (15) days thereafter, notify CCSI of its election with respect to subsection (i), (ii) or (iii), as the case may be, on the same economic and delivery terms to CCSI as those set forth in such offer taking into account VAT, import/export duties, etc., where applicable. If NOVA so elects, the parties shall execute a contract within fifteen (15) days after such election by NOVA on the third-party economic and delivery terms set forth above with such further modifications to make such terms economically equivalent to CCSI taking into account VAT, import/export duties, etc., where applicable. The parties agree that other than with respect to such third party economic and/or delivery terms, the terms of this Agreement shall govern with respect to subsection (i), (ii), or (iii), as the case may be. In the event that NOVA elects to decline the offer as set forth above, then NOVA thereafter waives the right of first refusal for that particular assembly/production or reconditioning, as the case may be, and CCSI will use a third-party manufacturer.

          (e) CCSI shall, at its own expense, supply all test materials required to meet NOVA's quality control standards, when reasonably requested by NOVA.

          (f) CCSI shall render prompt technical support to NOVA on a continuing basis when reasonably requested by NOVA.

          (g) CCSI agrees to provide to NOVA on a timely basis, the design and Product Specifications of the Product, as well as all engineering change notices with respect to the Product.

          Covenants and Duties of NOVA

          (h) NOVA shall manufacture and sell to CCSI all Products which CCSI shall order by delivery of purchase orders to NOVA in the form attached hereto as Attachment 2. Subject to the next paragraph, if any term or condition of this Agreement conflicts with any term or condition of an issued purchase order, this Agreement shall take precedence.

          (i) NOVA agrees to accept a firm order placed by CCSI which meets the terms of this Agreement or an agreed upon purchase order, as the case may be. In the event NOVA is unable to meet the terms of the CCSI purchase order, it shall notify CCSI within five (5) business days with proposed order modifications. If CCSI does not

                                        3


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          expressly agree in writing to such proposed terms, the terms of this
          Agreement shall govern unless such terms and conditions contained in any purchase order are agreed upon in writing by the parties by initialing the specific term contained in such purchase order.

          (j) To shorten lead-times, NOVA will inventory long lead-time items and materials at CCSI's expense if so requested by CCSI in writing.

          (k) NOVA understands and agrees that it is providing manufacturing services hereunder as a customer-transparent contractor of CCSI under CCSI's name. NOVA's name shall not appear on the Products or any documentation, except that NOVA's name may appear on serial number labels, so long as such labels are not visible to CCSI's customers, and in documents relating to obtaining regulatory approval of the Product if agreed upon in writing by the parties. Nothing in this Agreement shall be deemed to grant NOVA any right to use CCSI's name for any purpose other than as expressly provided herein.

          (l) NOVA shall at all times use commercially reasonable efforts, skill, and experience to manufacture all Products in strict conformity with all applicable Product Specifications and all applicable laws, regulatory requirements and standards, federal, state and local, including, but not limited to, the Quality System Regulation ("QSR"), 21 C.F.R. Part 820, and all standards, laws, regulations and directives applied to the manufacture of medical devices in the European Union ("EU") (including, but not limited to, ISO 9000 Series standards and EN46001) (the "Product Regulatory Specifications"). NOVA shall not make any change in or deviate in any way from the Product Specifications and Product Regulatory Specifications except pursuant to an Engineering Change Order (as hereinafter defined) approved as provided in Section 8 of this Agreement.

          (m) In order to maintain the right to exclusive manufacture of the Product in the Exclusive Territory, NOVA shall at all times provide to CCSI "most favored customer status" so as to provide CCSI the best commercial terms as are provided by NOVA to its other customers (as long as CCSI meets the same customer criteria as such other customers, e.g., size of annual orders) and without limiting any other of CCSI's rights as expressly set forth herein.

          (n) NOVA shall manufacture the Products in its plant in Waltham, Massachusetts, unless CCSI authorizes NOVA in writing to manufacture the Products in another plant location.

          (o) Products shall be packaged and labeled in accordance with CCSI's requirements and specifications, including such requirements and specifications listed in the Product Specifications.

          (p) NOVA shall report to CCSI, as soon as possible, all delays related to the manufacture and/or shipping of the Products to CCSI. CCSI shall have the right to cancel (without penalty) any order for any untimely shipped Product in accordance with Section 5 hereof.

          (q) NOVA represents and warrants to CCSI that: (1) NOVA has the right to enter into this Agreement and the Confidentiality Agreement; (2) all necessary actions, corporate and otherwise, have been taken to authorize NOVA's execution and delivery of this Agreement and the Confidentiality Agreement and the same are the valid and binding obligation of NOVA; (3) all licenses, consents and approvals necessary for NOVA

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          to carry out all of the transactions contemplated in this Agreement and the Confidentiality Agreement have been obtained by NOVA including, but not limited to, registering with the FDA as a device contract manufacturer; (4) NOVA has the experience and technical and physical capacity to fulfill its obligations under this Agreement; (5) NOVA has and shall pass to CCSI good title to the Products free and clear of all liens and encumbrances; and (6) no claim or action is pending or threatened against NOVA or, to NOVA's knowledge, against any supplier of NOVA that could adversely affect the ability of NOVA to produce the Products or the right of CCSI or any customer of CCSI to use the Products for their intended use.

          (r) NOVA represents that it has and covenants that it will at all times maintain the available manufacturing capacity to meet CCSI's production requirements relating to the Products as set forth in the Rolling Forecast (hereinafter defined) to the extent of 125% of the volume requirements for the period covered by such Rolling Forecast, including without limitation, volume production as set forth in the Pricing Schedules attached as Attachment 3. Notwithstanding the foregoing, in the event NOVA is unable to meet CCSI's volume requirements (other than due to unavailability of parts that are long lead time items), or does not accept firm orders as provided in
          Section 2(i) hereof, in each case, on three (3) separate occasions in any eighteen (18) month period (provided that only one of such events shall count toward such total of three (3) in any three (3) month period, CCSI may, in its sole discretion, elect to terminate NOVA's exclusive right to manufacture the Product for the Exclusive Territory, and accordingly engage other suppliers to be the non-exclusive supplier of the Product in the Exclusive Territory.

          Section 3/Distribution/Warehousing

          (a) The Products shall be sold by NOVA to CCSI at the prices indicated in Attachment 3, FOB, Waltham, Massachusetts. The cost of freight and insurance shall be paid by CCSI. NOVA shall ship the Products via mutually agreed carriers to CCSI or to CCSI's customers as directed by CCSI. CCSI shall insure CCSI Equipment (hereinafter defined) and upon passage of title thereto to CCSI, CCSI Capital Equipment (hereinafter defined), at its expense. NOVA shall insure any such CCSI Capital Equipment purchased by NOVA on behalf of CCSI for the period prior to such passage of title to CCSI (naming CCSI as loss payee), and NOVA shall insure at its expense any NOVA Materials (defined below). NOVA shall segregate the Products, CCSI Equipment, as well as any other CCSI equipment, including CCSI Capital Equipment, from its own and/or other customers' products, parts or equipment and shall keep such CCSI Equipment, CCSI Capital Equipment and the Products at all times free and clear of all encumbrances and liens attributable to any act or omission or insolvency of NOVA. NOVA shall be responsible at its sole cost and expense to ensure that its facilities contain adequate security to protect the Products, CCSI Equipment and CCSI Capital Equipment, from damage and/or theft.

          (b) CCSI shall be responsible for payment of all export and import duties, local sales taxes and similar charges with respect to the Products, subject to the provisions of

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Section 2(a) and (d) with respect to NOVA's right of first refusal for orders for Products distributed outside the Exclusive Territory.

          (c) Title, ownership and risk of loss to the Products shall pass to CCSI upon shipment of the Products from NOVA's facility in Waltham, Massachusetts or on receipt of a written request from CCSI to hold completed and invoiced goods at NOVA for future shipment. NOVA shall provide commercially reasonable storage methods for such completed and invoiced goods.

          Section 4/Production Engineering Costs

          (a) Prior to Commencement of Production, NOVA will complete all tasks related to implementing production such as building the product structure, developing documents and drawings related to the Device Master Record ("DMR"), creating assembly procedures and testing approaches, designing and fabricating test fixtures and assembly jigs, generating the documentation package from a 3D data base, and complying with all other Product Regulatory Specifications including FDA and EU requirements for the production of medical devices for which NOVA is responsible. NOVA will provide CCSI with a quote for completing these items (set forth in Attachment 3) and will not proceed without prior CCSI written approval.

          (b) Following Commencement of Production, NOVA will provide all manufacturing engineering, drafting and documentation required to manufacture the Product and to conform to applicable Product Regulatory Specifications including FDA and EU laws and standards including ISO 9000 Regulations. NOVA shall maintain its documentation in compliance with CCSI's requirements and the Product Regulatory Specifications' requirements.

          (c) The NOVA price to CCSI indicated in Attachment 3 includes the costs of all manufacturing engineering necessary to implement production subsequent to Commencement of Production and, except as noted in Section 3, all packaging and handling charges.

          (d) CCSI will reimburse NOVA for all capital equipment/tooling costs purchased by NOVA on behalf of CCSI needed to implement production (e.g., molds, computers, automatic test equipment) or at CCSI's discretion CCSI will provide the capital equipment/tooling to NOVA; provided, however, NOVA obtains CCSI's written approval prior to purchasing such capital equipment/tooling (collectively, "CCSI Capital Equipment"). CCSI shall be the sole owner of all such CCSI Capital Equipment, and NOVA will ensure that such equipment and tooling identifies CCSI as the titled owner of such equipment.

          (e) CCSI may from time to time supply to NOVA parts for production of the Products by NOVA (the "CCSI Equipment") as agreed by the parties from time to time. CCSI Equipment shall be supplied by CCSI at its cost and shipped to NOVA for its inspection and production of the Products. CCSI Equipment will be solely owned by CCSI,

                                        6


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and NOVA shall ensure that the CCSI Equipment is identified by NOVA as being owned by CCSI.

Section 5/Pricing/Volume/Delivery

          (a) The Pricing Schedule for different volumes is shown in Attachment
          3. NOVA will develop the price based on actual material costs using this Pricing Schedule and will provide CCSI with a costed copy of the Bill of Materials and direct labor times and costs used to calculate price if so requested by CCSI. NOVA will sell the Products to CCSI at a price which depends on forecasted annual volume as set forth in Attachment 3. This price may be adjusted on an annual basis as described below.

          (b) Prior to Commencement of Production, CCSI will provide NOVA with a twelve (12) month rolling forecast estimating the number of Products, according to CCSI's market projections, CCSI anticipates it will purchase from NOVA (the "Rolling Forecast"). CCSI will thereafter update the Rolling Forecast every three (3) months with respect to the remaining nine (9) months of such original twelve (12) month period and for the additional three (3) month period added at the end of the Rolling Forecast, provided that no change will be made to the portion of the Rolling Forecast relating to the first ninety (90) days of such nine- (9) month period. NOVA will use this forecast to procure materials and plan capacity in consultation with CCSI, and with CCSI's prior consent with respect to any non-cancelable material orders.

          (c) CCSI will also provide NOVA with a forecast confirmation ninety
          (90) days in advance of the first day of the month in which a build is to take place, for availability/delivery to CCSI by the first day of the following month (the "Delivery Commitment Date"). CCSI agrees to accept all Products based on the firm orders accepted per Section 2(i) hereof and orders within the 90-day window are not subject to change, provided such Products comply with the Product Specifications and Product Regulatory Specifications and were manufactured in compliance with the quality provisions of the Agreement.

          (d) NOVA will place orders with its suppliers based on these annual forecasts in order to achieve the best price for CCSI. In the event that CCSI revises its annual forecasts, cancels orders, or terminates the Agreement, other than for a reason set forth in Section 13(a) hereof, then subject to NOVA's reasonable efforts to first utilize same in manufacturing performed for its other customers, including any generic parts, CCSI will purchase all inventory of parts, work-in-process, or any excess inventory reasonably based on annual forecasts at NOVA's fully loaded costs and will pay all reasonable charges actually imposed by NOVA's suppliers resulting from cancellation of purchase orders based on forecasts. NOVA will use its best efforts to return any unused materials and negotiate reduction or elimination of cancellation or rescheduling fees. NOVA will provide data to document the basis of price changes if requested by CCSI.

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          (e) A cost reduction program will be established which will define the estimated reduction in cost resulting from changes in production techniques. Savings as a result of capital investment and engineering by NOVA and CCSI will result in a price reduction equivalent to the direct costs saved. In the event savings are realized by joint NOVA/CCSI investment, the savings will be negotiated and shared based on the contribution by either party. Any savings will be passed on to CCSI through an annual adjustment in price.

          (f) At least three (3) months prior to the end of the initial year of production and each subsequent year, both parties agree to negotiate in good faith regarding pricing for the following year. Pricing will be based on a minimum annual order quantity.

          (g) Changes in pricing based on changes to the Product are discussed in Section 8 herein.

          (h) NOVA shall use commercially reasonable efforts to supply any parts, components or materials (including CCSI Capital Equipment) not provided by CCSI that meet the Product Specifications, to make completed Products available, in amounts necessary to satisfy CCSI's volume requirements as specified in the purchase order, for the Delivery Commitment Date (other than the CCSI Capital Equipment, the "NOVA Materials"). CCSI acknowledges that in certain situations where NOVA has determined, based on NOVA's material and manufacturing analysis, that it may not meet the Delivery Commitment Date solely due to the unavailability of components, NOVA will provide CCSI with a new committed delivery date for the Product, which in no case will be longer than 30 days from the original Delivery Commitment Date.

          (i) In the event that NOVA fails to meet the Delivery Commitment Date or any new committed delivery date as set forth in subparagraph (h) above (other than with respect to product changes as set forth in Section 8 hereof), CCSI shall be entitled to procure the Product from any other available source, and NOVA's exclusive right to manufacture the Product in the Exclusive Territory shall immediately terminate upon notice thereof from CCSI.

          (j) In the event NOVA fails to meet the Delivery Commitment Date or any new committed delivery date as set forth in subparagraph (h) above (other than with respect to product changes as set forth in Section 8 hereof), CCSI shall be entitled to give NOVA written notice of its intention to terminate this Agreement forthwith; provided, however, that upon receipt of such notice, NOVA shall have thirty (30) days in which to remedy its failure to meet the Delivery Commitment Date, and provided further that if during such thirty (30) day period NOVA fails to remedy such failure, CCSI may immediately terminate this Agreement.

          Section 6/Cost of Rework or Scrap

          NOVA will absorb all costs related to scrap or rework resulting from manufacturing errors, defects, etc. including, but not limited to, rework due to non-compliance with the Product

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Specifications and Product Regulatory Specifications. CCSI will be charged all costs related to rework and scrapping of inventory as a result of design changes initiated by CCSI or to scrapping Product which is within design specifications but found to be unacceptable by CCSI.

Section 7/Manufacturing/Engineering

Following Commencement of Production, NOVA will provide manufacturing engineering services which are required (i) to ensure that the Product conforms with NOVA's quality standards and (ii) to support continuing cost and reliability improvements. NOVA shall manufacture the Product in compliance with the Product Specifications and the Product Regulatory Specifications, and provide CCSI with documentation necessary to establish such compliance upon CCSI's request.

Section 8/Product Changes

          (a) NOVA shall maintain all documents, drawings, specifications, test procedures, and other necessary records associated with Product design manufacturing, labeling, packaging, maintenance, service and repair in the DMR in compliance with the Product Regulatory Specifications including the FDA's QSR and the EU's Medical Device Directive and ISO 9001 and EN46001 standards, and shall make these DMR documents immediately available to CCSI on request. All changes to the DMR documents will be controlled by NOVA's Engineering Change Order ("ECO") procedures and CCSI will be on the required approval list. CCSI will control a master document that will list the names and locations of all the documents, drawings, specifications, test procedures and other necessary records that compose the entire DMR (including but not limited to those related to manufacturing, labeling, packaging, design, software development, safety and effectiveness, maintenance, service and repair). CCSI will make the master document, including all revisions thereto, immediately available to NOVA.

          (b) CCSI and NOVA anticipate that during the term of the Agreement, modifications to the Product design will occur. The parties agree to review any change to the specifications of the Product (a "Product Specification Change") and determine if such change directly affects material or labor costs not contemplated in Attachment 3. If such change impacts these costs, the price of the Product shall be adjusted accordingly.

          (c) Prior to the implementation of any Product Specification Change both parties will agree on who is responsible for costs arising out of failures due to the product change. NOVA will make no Product Specification Change without written authorization by CCSI. All changes to any NOVA Operating Procedures, Drawings, Specifications, and other necessary documents will be controlled by NOVA's ECO procedures and CCSI will be on the required approval list.

          (d) CCSI may from time to time request NOVA to incorporate an engineering change, (an "Engineering Change") into a Product not contemplated in Attachments 1 or 3.

                                        9

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          Within seven (7) business days of receipt of such request, NOVA will inform CCSI in writing of the earliest possible implementation date for the proposed Engineering Change, of any increase or decrease in the price of the Product as a result of such change, and of any effect on production scheduling or quality assurance ("QA") test coverage. If CCSI elects to proceed with the change, NOVA will prepare an ECO for approval. NOVA shall be required to accept and implement all reasonable Engineering Changes to the Products.

          (e) In support of its ongoing efforts to improve efficiency and reduce the costs of manufacturing Products, NOVA may from time to time suggest that an Engineering Change be made to a Product by delivering an "Engineering Change Proposal" to CCSI. Each Engineering Change Proposal shall be in writing and shall include a description of the proposed change, a description of any improvements in the Product or cost reductions which will result from the change, and the effect of the change, if any, on production scheduling or QA testing. Each Engineering Change Proposal shall provide detail sufficient to permit CCSI to evaluate the desirability of such change. CCSI agrees to consider each Engineering Change Proposal it receives from NOVA, but reserves the right to accept or reject each such Proposal in its sole discretion.

          (f) In the event either CCSI or NOVA identifies an Engineering Change that must be implemented for reasons of safety (a "Safety Change"), the parties agree to cooperate so as to effect such Safety Change as soon as possible after discovery. Once such a Safety Change is discovered, the parties agree that no affected Product shall be manufactured or shipped until such Safety Change has been implemented and such change receives any necessary regulatory approvals, notwithstanding any delay in scheduled ship dates. The parties further agree to cooperate in the implementation of such Safety Change on the Product shipped prior to discovery of the hazard. In this regard, NOVA agrees to manufacture a field change kit or to implement factory retrofitting, as appropriate, with CCSI's obtaining any necessary regulatory approvals. CCSI and NOVA shall mutually agree on a case-by-case basis on appropriate charges for the implementation of a Safety Change prior to implementation.

          (g) CCSI and NOVA agree to review Engineering Changes, not contemplated in Attachments 1 or 3, and/or Safety Changes and determine if such change directly impacts material or labor costs. If such a change is due to modification of the design and impacts cost, the price of the Product will be adjusted pursuant to written mutual agreement of the parties.

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Section 9/Warranty

          (A) NOVA represents and warrants, for a period of eighteen (18) months from the date of shipment to CCSI or CCSI's designee or customer (the "Warranty Period"), that all Products supplied in connection with this Agreement (i) shall be new and unused; (ii) shall be free from defects in material and workmanship, (iii) shall conform to the Product Specifications and Product Regulatory Specifications, including applicable documentation requirements thereunder; and (iv) shall be manufactured and provided by NOVA in accordance and conformity with FDA and EU requirements, including ISO 9001/EN46001 and the FDA's QSR, and in compliance with all applicable federal, state or municipal statutes, laws, rules and regulations, including those relating to the environment, medical devices, and occupational health and safety. Without limiting the foregoing, NOVA represents and warrants that it shall comply with all present and future statutes, laws, ordinances, regulations, directives and standards relating to the manufacture, assembly, labeling, packaging, maintenance, service and supply of the Products being provided hereunder, including, without limitation, those enforced by the FDA and the EU including compliance with future additions or revisions to the FDA's QSR, the ISO 9000 Series standards and EN46001 (the "Warranty"). Subject to Sections 13, 15 and 16 below, and without limiting CCSI's remedies set forth therein, in the event that any Product or replacement part does not conform as aforesaid, CCSI's remedy shall be limited to the repair or replacement (at NOVA's option) of such nonconforming Product or replacement part within a reasonable period of time not to exceed thirty (30) days. All costs of replacement, repair, or exchange (excluding reimbursement of incoming freight charges) of nonconforming Product or replacement parts during the Warranty Period shall be borne by NOVA, as set forth in Section 16 hereof. No repairs by an unauthorized third party for Products or replacement parts covered by the Warranty shall be made without mutual consent of NOVA and CCSI.

          (B) Upon written request from CCSI, NOVA agrees to provide CCSI or CCSI's designee (which may include CCSI's distributors and/or end users of the Product) with replacement parts as required by CCSI to provide non-warranty repair services or to repair out of warranty Products should NOVA not provide such services. CCSI shall pay for replacement parts provided for purposes of effecting any such non-warranty repair services or out of warranty Products. If NOVA is authorized by CCSI to provide non-warranty repair services including, without limitation, to correct defects in design specified by CCSI, or to repair out of warranty Products, CCSI will be charged and billed at a labor rate of $[*] per hour for engineers and $[*] per hour for technicians, plus material and NOVA's current and auditable material overhead costs during the Initial Term of this Agreement with respect to the work covered by this paragraph.

          (c) Subject to Section 15 below, NOVA warrants that for a period of time beginning on the date of delivery to CCSI or CCSI's designee or customer of any replacement parts provided pursuant to this Section 9 and continuing thereafter until the conclusion of the Warranty Period with respect to the Product in which such part is included, each such part shall be covered by the Warranty.

          (d) Upon written request from CCSI, NOVA may refurbish Products which have been shipped to or used by CCSI or its customers (the "Used Products") as required by CCSI. CCSI agrees to pay for such refurbishment on terms mutually agreed upon by the parties. Such refurbished Used Products shall then be considered Product subject to all the terms hereof, including without limitation Section 9 hereof, except that the period of Warranty for such refurbished Used Product shall be ninety (90) days from the date of shipment by NOVA to CCSI or CCSI's designee or its customer, as the case may be.

          EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NOVA DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THE PRODUCTS INCLUDING, WITHOUT LIMITATION, ANY WARRANT OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR
          NON-INFRINGEMENT.

          NEITHER PARTY SHALL IN ANY EVENT BE LIABLE TO THE OTHER FOR ANY LOSS OF DATA, PROFITS OR USE OF THE PRODUCTS, OR FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, USE OR PERFORMANCE OF THE PRODUCT.

          (e) All Products shall be subjected to quality control inspection and final release by NOVA in accordance and conformance with NOVA's quality control standards and system and the FDA's QSR, the ISO 9000 Series standards and EN46001. NOVA's quality control standards shall be sufficient to ensure that all Products conform to the Product Specifications and Product Regulatory Specifications. At CCSI's request, NOVA shall provide a copy of its standards to CCSI and shall in all respects adhere to such standards, and shall deliver a "Certificate of Conformance" to CCSI for each Product manufactured by NOVA for CCSI. NOVA shall permit CCSI to review periodically NOVA's production and quality control procedures and records subject to
          Section 18.

          Section 10/Notice

          All notices and demands required or permitted to be given or made pursuant to this Agreement shall be in writing and shall be effective when personally given or made or when sent by U.S. registered mail or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to CCSI:                                        If to NOVA:
Darby S. Macfarlane                                John Wallace
Chief Executive Officer                            COO
5 East 80th Street                                 Nova Biomedical Corporation
New York, N.Y. 10021                               200 Prospect Street
                                                   Waltham, MA 02254
Copies to -
Eric M. Lerner, Esq.
Rosenman & Colin LLP
575 Madison Avenue
New York, New York  10022


or to such other address as to which either party may notify the other.

Section 11/Governing Law

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts without regard to its principles of conflict of laws.

Section 12/Liability Insurance

NOVA agrees to carry during the Initial Term and any Renewal Term(s), and with companies acceptable to CCSI, insurance of the kinds and in the amounts listed below. NOVA acknowledges that such insurance will be an umbrella policy which will include coverage for all of its customers including CCSI.

          (i) Worker's Compensation statutory limits in each state in which NOVA is required to provide Worker's Compensation coverage.

          (ii) Comprehensive General Liability, including Contractual Liability, Products and/or Completed operations Liability, and Personal Injury / Property damage coverage in a combined single limit of not less than $[*] aggregate with $[*] per occurrence. In addition, Umbrella Liability with a combined single limit of not less than $[*].

          (iii) Business Interruption of not less than $[*].

          Section 13/Termination

          (a) This Agreement may be terminated by CCSI if NOVA's manufacturing quality does not meet mutually acceptable standards. These manufacturing quality standards will be specified prior to beginning full production but as a minimum will include NOVA's continuing ISO 9001 Certification and compliance, and conformance to the Product Specifications and other Product Regulatory Specifications, including EN46001 and the FDA'S QSR.

          (b) This Agreement may be terminated prior to the expiration hereof by either party, if the other party: (i) files a voluntary petition in bankruptcy, (ii) is adjudicated a bankrupt, (iii) has a receiver appointed for its property or affairs (unless such receiver is removed within sixty (60) days from the date of its appointment), (iv) has involuntary proceedings instituted against it in bankruptcy (unless such proceedings are dismissed within sixty(60) days after the date of such institution), or (v) fails to comply in any material respect with any provision hereof or fails to fulfill any of its material obligations hereunder (it being agreed that, without limitation, all obligations hereunder relating to the payment of money or the compliance with applicable regulatory requirements is material), in the manner prescribed, which failure shall not be cured within fifteen
          (15) business days (or such shorter period as is specifically provided herein with respect to a particular failure, occurrence or default) after delivery of written notice to the breaching party calling for remedy of such breach. Upon the expiration of such fifteen (15) days (or such shorter period as is specifically provided herein with respect to a particular failure, occurrence or default), if the party has not cured the breach, this Agreement shall automatically terminate without the necessity of any further notice. If any provision gives any party the right to terminate this Agreement upon the occurrence or non-occurrence of any stipulated event(s), such termination shall be effective upon delivery of written notice to the other party, subject to the previous sentence.

          (c) Subject to Section 5(d) above, upon any termination of this Agreement and upon CCSI's request, NOVA will sell and transfer to CCSI, free and clear of all liens and encumbrances, all of NOVA's inventory and work-in-process of Products relating to the manufacture of the Product. The purchase price for such inventory and work-in-process shall be NOVA's cost including manufacturing overhead. NOVA shall complete any work in process as if no termination notice was given at CCSI's written request, unless the reason for termination by NOVA relates to the non-payment of money by CCSI hereunder.

          (d) Notwithstanding the foregoing, upon termination of this Agreement, for any reason, NOVA agrees to return to CCSI all copies of the Product Specifications, Product Regulatory Specifications and related materials, CCSI Capital Equipment, CCSI Equipment and any other CCSI equipment within twenty (20) business days of such termination. If termination occurs, NOVA will provide a data package containing all information updated as of the date of termination. The material shall include a full drawing package containing all information updated as of the date of termination in reproducible form and any revisions or updates, including but not limited to, GSF Autocad files, fabrication drawings, approved supplier list, test specifications, tooling specifications and drawings, manufacturing, assembly, labeling, packaging, maintenance and service instructions (to the extent such materials are included in the DMR), quality assurance protocols, test equipment, specifications and drawings and engineering change notice history, device master files, and device history records, repair records and any other records or documents relevant to the design, manufacture, packaging, labeling and servicing/repair of the Product. Notwithstanding the foregoing, NOVA will not be obligated to provide CCSI with NOVA's proprietary policies and procedures for NOVA's proprietary manufacturing processes and NOVA's software for NOVA's proprietary manufacturing processes.

          (e) In the case of any termination of this Agreement by either party, it is expressly agreed that no termination indemnity or payment of any kind shall be due from one party to the other hereunder for loss of goodwill or profit expectations or otherwise.

          Section 14/Terms of Payment

          (a) CCSI shall pay NOVA for the full amount of each invoice within thirty (30) days of the invoice date.

          (b) Payment shall not constitute acceptance of non-conforming Products; such non-conforming Products as referenced in Section 9(a) hereof.

          (c) Payment shall be made in United States dollars.

          Section 15/Indemnifications

          (a) CCSI shall indemnify and hold NOVA and its affiliates, officers, directors, shareholders, employees and agents harmless from and against any claims, demands, actions and suits ("Claims") made or brought by third parties for any resulting losses (but not lost profits or sales), liabilities, damages, expenses and costs, including, without limitation, reasonable attorneys' fees and costs where the Claim is based on: (a) a breach of any of the warrants, representations, and/or obligations provided by CCSI herein; (b) any Claim including, without limitation, a Claim of bodily injury (including death) or property damage arising out of, or in connection with, the use, commercialization, marketing, distribution or sale of any of the Products, other than any Claim arising out of or in connection with NOVA's regulatory non-compliance, negligence, reckless conduct, willful misconduct or other breach of obligations hereunder or (c) any act or omission, whether negligent or otherwise, of CCSI or its employees or agents, including, but not limited to, Claims of product liability, other than any Claim arising out of or in connection with NOVA's regulatory non-compliance, negligence, reckless conduct, willful misconduct or other breach of obligations hereunder. NOVA shall give CCSI prompt written notice of the assertion of any such Claim, provided, further, that CCSI shall have the right to select counsel and control the defense and/or settlement of any such Claim, subject to the right of NOVA to participate in any such action or proceeding at its own expense with counsel of its own choice and provided that such settlement provides NOVA with a general release and does not provide for equitable relief against NOVA. If CCSI shall fail to diligently defend any such Claim, NOVA shall be entitled to do so at CCSI's expense with attorneys of its choosing. In such event, NOVA shall not settle or compromise any such Claim without the prior written consent of CCSI, which consent will not be unreasonably withheld. Notwithstanding the foregoing, the foregoing indemnity shall not apply to the extent that any such Losses are due to (1) the failure of a Product manufactured by NOVA meet the Warranty provided in Section 9 above or (2) NOVA's or its affiliates', directors', officers' employees' and agents' regulatory non-compliance, negligence, reckless conduct, willful misconduct or other breach of obligations hereunder.

          (b) NOVA shall indemnify and hold CCSI, each of its customers and each of CCSI's and its customers respective affiliates, officers, directors, shareholders, employees and agents harmless from and against any Claims made or brought by third parties for any resulting losses (but not lost profits or sales), liabilities, damages, expenses and costs, including, without limitation, reasonable attorneys' fees and costs where the Claim is based on: (a) a breach of any of the warrants, representations, and/or obligations provided by NOVA herein;
          (b) any Claim including, without limitation, of bodily injury (including death) or property damage arising out of, or in connection with, the manufacture of any of the Products (other than as a result of design defects attributable to CCSI), whether claimed by reason or breach of warranty, negligence, product defect or otherwise, and regardless of the form in which any such Claim is made, other than any Claim arising out of or in connection with CCSI's regulatory non-compliance, negligence, reckless conduct or willful misconduct or
          (c) any act or omission, whether negligent or otherwise, of NOVA or its employees or agents, including, but not limited to, Claims of product liability other than any Claim arising out of or in connection with CCSI's regulatory non-compliance, negligence, reckless conduct or willful misconduct. CCSI shall give NOVA prompt written notice of the assertion of any such Claim, provided, further, that NOVA shall have the right to select counsel and control the defense and/or settlement of any such Claim, subject to the right of CCSI to participate in any such action or proceeding at its own expense with counsel of its own choice and provided that such settlement provides CCSI with a general release and does not provide for equitable relief against CCSI. If NOVA shall fail to diligently defend any such Claim, CCSI shall be entitled to do so at NOVA's expense with attorneys of its choosing. In such event, CCSI shall not settle or compromise any such Claim without the prior written consent of NOVA, which consent will not be unreasonably withheld.

          (c) CCSI shall indemnify and hold NOVA and its affiliates, officers, directors, shareholders, employees and agents harmless from and against any Claim made or brought by a third party for any resulting losses (but not lost profits or sales), liabilities, damages, expenses and costs, including, without limitation, reasonable attorneys' fees and costs where the Claim is that the manufacture, use, or sale of a Product infringes any intellectual property right claimed by such third party and relating (1) to CCSI's technology (technology, know how etc. developed solely by CCSI) or (2) to the use of CCSI's technology or (3) any technology other than NOVA's technology. Indemnification shall proceed as provided under Section 15 (f).

          (d) NOVA shall indemnify and hold CCSI and its affiliates, officers, directors, shareholders, employees and agents harmless from and against any Claim made or brought by a third party for any resulting losses (but not lost profits or sales), liabilities, damages, expenses and costs, including, without limitation, reasonable attorneys' fees and costs where the Claim is that the manufacture of a Product infringes any intellectual property right claimed by such third party and relating to (1) NOVA's technology (technology, know how, etc. developed solely by NOVA) or (2) the use of NOVA's technology. Indemnification shall proceed as provided under Section 15(f).

          (e) In the event that a claim is based partially on an indemnified Claim described in Sections 15(a), (b), (c) or (d) above and partially on a non-indemnified Claim, or is based partially on a Claim indemnified by CCSI pursuant to Sections 15(a) or (c) above and partially on a Claim indemnified by NOVA pursuant to Sections 15(b) or
          (d) above, any payments, expenses and costs, including, without limitation, reasonable attorneys' fees incurred in connection the Claims, are to be apportioned between the parties in accordance with the degree of cause attributable to each party.

          (f) In the event that either party becomes aware of the possible infringement or other misuse by a third party of intellectual property rights of CCSI or NOVA incorporated into or used in the marketing or sales of the Products, such party will promptly notify the other party. The owner of the right infringed or misused shall promptly consult with the other party with respect to taking appropriate action to terminate the infringement or misuse. For purposes of clarification, CCSI shall be the owner with respect to CCSI's technology and NOVA shall be the owner with respect to NOVA's technology.

          (g) If either CCSI or NOVA becomes aware of an infringement allegation which might give rise to a right or obligation of indemnification under Section 15 (c) or Section 15 (d) such party shall promptly notify the other. The party in the role of indemnitor shall control, bear the full expense of, and retain all proceeds of, the defense against or settlement of such allegation, unless NOVA and CCSI agree otherwise. The indemnitee shall cooperate in such action if reasonably requested by the indemnitor. In no event shall the indemnitor settle or otherwise terminate any allegation in a manner which might abrogate any obligations, rights or licenses between CCSI and NOVA granted or which might be granted under this Agreement unless NOVA and CCSI agree otherwise. The indemnitee may, in its own discretion, be represented in the defense or settlement of any such allegation by counsel of its own choosing at its sole expense.

          Section 16/Product Recall or Corrective Action

          (a) In the event that CCSI or NOVA recalls or takes any corrective action (a "Corrective Action" (defined below)) with respect to any of the Products, sold or distributed by CCSI including, without limitation, because the Products are believed to violate any provision of applicable law, NOVA shall bear all costs and expenses, including costs and expenses to CCSI and/or NOVA, of any Corrective Action related to matters which are caused by NOVA's breach of the Warranty or other contractual obligations hereunder including, without limitation, expenses or obligations to third parties, the cost of notifying customers, costs associated with the shipment of such recalled or corrected Products from customers to CCSI or NOVA and direct costs related to handling or correcting the Products and any other related costs (the "Corrective Action Costs"). Similarly, CCSI shall bear all costs and expenses of any Corrective

          Action related to the incorporation of CCSI technology into the Products, unless the Product does not conform under NOVA's Warranty in which case NOVA bears such Corrective Action Costs.

          (b) Both parties shall maintain complete and accurate records, for such periods as may be required by applicable law, of all the Products sold or distributed by them. The parties will cooperate fully with each other in effecting any Corrective Action with respect to, the Products, including communications with any purchasers or users.

          (c) For purposes of this section, Corrective Action means a field or other action relative to any of the Products (voluntarily or as required by the FDA or another authority) or any field or other action including mandatory notification, repair, replacement and refund, safety alert, "cease distribution and notification" and mandatory recall action, voluntary recall, market withdrawal, stock recovery, and "device removal or correction," as defined or understood under FDA law or policy (or those of another authority) and other action necessary to address a product safety or effectiveness problem and any "enforcement action" (defined for this purpose as any seizure, injunction, criminal prosecution, civil penalties and any other legal or administrative action that the FDA or another authority can bring against CCSI, its Products and/or its officers/employees).

          Section 17/Disclosure of Information

          NOVA and CCSI have entered into a Confidentiality Agreement (the "Confidentiality Agreement") which agreement is attached hereto as Exhibit A. All obligations of confidentiality set forth in the Confidentiality Agreement shall survive the termination or expiration of this Agreement.

          Section 18/Regulatory Matters

          A. Obligations

          NOVA Obligations:

          (a) NOVA represents that it has appropriately registered its facilities, where the Products will be made, with FDA, including as a medical device contract manufacturing site under 21 C.F.R. Part 807, Subpart B, and shall continue to comply with applicable establishment registration requirements under 21 C.F.R. Part 807, Subpart B. Upon request, NOVA shall promptly provide to CCSI a copy of its initial and current annual establishment registration forms.

          (b) NOVA shall comply with all obligations under the Quality System Regulation, 21 C.F.R. Part 820.

          (c) NOVA shall comply in all material respects with responsibilities that it has under its own quality system and other regulatory standard operating procedures ("SOP") and will cooperate with any responsibilities it has under the requirements of CCSI's quality system and other SOPs, including but not limited to any responsibilities enumerated in the complaint handling and medical device reporting ("MDR") SOPs.

          (d) NOVA shall comply in all material respects with all regulatory obligations, necessary for marketing the Products in foreign countries. As part of fulfilling such obligations, NOVA represents that it has and will retain its ISO 9001 Certification and will maintain a quality system in compliance with the ISO 9000 Series standards and EN46001 for the duration of this Agreement.

          (e) NOVA shall comply in all material respects with all additional regulatory obligations it has as a manufacturer of its own devices that could adversely effect its obligations relating to its compliance with the Product Regulatory Specifications.

          (f) NOVA shall manufacture all Products to comply with all Product Specifications and Product Regulatory Specifications and will deliver a "Certificate of Conformance" to CCSI for each Product manufactured by NOVA.

          (g) NOVA shall deliver to CCSI a written report of corrective actions implemented to correct the regulatory requirements that CCSI notified NOVA were non compliant based on CCSI's September 1998 audit.

          CCSI Obligations:

          (h) CCSI shall comply in all material respects with its medical device establishment registration and medical device listing obligations as a specification developer under 21 C.F.R. Part 807, Subpart B.

          (i) CCSI shall be responsible in all material respects for all regulatory obligations arising under the premarket notification (510(k)) provisions of 21 C.F.R. Part 807, Subpart E.

          (j) CCSI shall be responsible in all material respects for developing and revising product labeling in accordance with the appropriate medical device labeling provisions of 21 C.F.R. Part 801 and Section 809.10.

          (k) CCSI shall be responsible in all material respects for MDR obligations under 21 C.F.R. Part 803, with NOVA's assistance if specified in CCSI's MDR SOP.

          (l) CCSI shall be responsible in all material respects for medical device "removal and correction" obligations under 21 C.F.R. Part 806, except as otherwise specified in Section 16 of this Agreement.

          (m) CCSI shall comply in all material respects with all obligations under the Quality System Regulation, 21 C.F.R. Part 820.

          (n) CCSI shall comply in all material respects with all responsibilities it has under its own quality system and other regulatory SOPs and will cooperate with any responsibilities it has under the requirements of NOVA's quality systems and other SOPs.

          (o) CCSI shall comply in all material respects with its regulatory obligations, necessary for marketing its Products in foreign countries.

B. Inspection Reports: NOVA shall advise CCSI in writing immediately upon NOVA's receiving notice from the FDA or other authority that it intends to perform an inspection of NOVA's facilities. Additionally, NOVA shall provide CCSI with copies of any Forms FDA-483 or ISO/EN46001 audit observations, follow-up Warning Letters or analogous letters, close-out reports, and NOVA's responses e.g., responses to Forms FDA-483, ISO/EN460001 observations, Warning
          Letters or analogous letters, for the portions of inspections relating specifically to the manufacture of the Products or any portion of NOVA's facilities where such Products are manufactured.

C.        Inspection Rights:

          (a) NOVA shall permit CCSI or CCSI's designee, from time-to-time, during normal business hours and upon reasonable notice, to audit NOVA's facilities in order to confirm that NOVA and/or any of its subcontractors is complying with the terms and conditions of this Agreement. If CCSI reasonably determines that NOVA or any of NOVA's subcontractors is not complying with the terms and conditions of this Agreement, CCSI shall give notice of such breach to NOVA in accordance with Section 10 of this Agreement. Additionally, NOVA shall permit CCSI's distributor, during normal business hours and upon reasonable notice, to inspect all finished Products prior to the Products being shipped to CCSI's designated location. If the distributor reasonably determines that the Product is defective in material or workmanship or in non-conformance with any applicable Product Specifications or Product Regulatory Specifications, NOVA agrees to correct such defect at its sole cost and expense and within fifteen (15) days of distributor's notice/report thereof.

          (b) NOVA shall be entitled to subcontract aspects or items for the production of the Product at no additional cost (including, without limitation, any freight, insurance or other shipment expense relating to transition of production between or among NOVA and/or any subcontractor) to CCSI however, final assembly shall be done by NOVA. Any subcontractor used by NOVA who receives CCSI confidential information in the assembly or manufacture of the Product shall acknowledge in writing, prior to the commencement of its engagement as a subcontractor, that the provisions of the Confidentiality Agreement shall apply, mutatis mutandis, to such subcontractor. Notwithstanding the foregoing however, NOVA shall remain responsible for supervising, and shall remain liable hereunder for, any such subcontractor's performance of the subcontracted work in accordance with the terms and conditions of this Agreement and the schedules attached hereto. Without limiting the foregoing, NOVA represents that any subcontractor shall be in compliance with any applicable Product Regulatory Specifications, and NOVA shall be responsible for any

          Product Regulatory Specifications relative to its subcontractors including complying with purchasing controls (21 C.F.R. ss. 820.50 and any analogous ISO/EN provision).

          (c) NOVA shall permit Underwriters Laboratories, Inc. ("UL"), without prior notice, to inspect NOVA's and/or any of its subcontractors' facilities for compliance with requirements related to UL certification qualification marking.

D. Contacts: Each party shall designate an individual within its organization to be the primary contact regarding regulatory issues. Such individual can be changed by giving written notice thereof to the other party. The initial contact for NOVA will be [*] and the initial contact for CCSI will be Darby S. Macfarlane.

Section 19/Compliance with Law


NOVA represents that it is, and will remain, in compliance with the Product Regulatory Specifications and all other applicable federal, state, and local statutes, laws, regulations, directives, standards and orders.

Section 20/Miscellaneous

Survival: Notwithstanding any right of a party to investigate the affairs of the other party, each party shall have the right to rely fully upon the representations and warranties, covenants and agreements of the other party contained in this Agreement and the Confidentiality Agreement and to pursue all rights and remedies in connection therewith. The representations, warranties and covenants of the parties set forth in Sections 2(i), 2(n), the second sentence of 7, 13(d), 13(e), 14, 15, 16, 17, 18(B), 18(C)(a), 18(C)(b), and 20 (Specific
Performance) shall survive the termination or expiration of this Agreement.

Status of Parties: The relationship of the parties under this Agreement shall be and at all times remain one of independent contractors. Neither party is an employee, agent or legal representative of the other party or shall have any authority to assume or create obligations on the other party's behalf.

Binding Effect; Assignment: This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither this Agreement nor any rights granted hereby may be assigned by either party without the other party's prior written consent.

Entire Agreement: This Agreement, the Confidentiality Agreement attached hereto as Exhibit A and the Confidentiality Agreement dated September 16, 1998 between the parties constitute the entire agreement between NOVA and CCSI relating to the subject matter hereof and shall not be amended, altered, or changed except by a written agreement signed by the parties hereto.

Waivers: No delay or omission on the part of either party to this Agreement in requiring performance by the other party hereunder, or in exercising any right hereunder, shall operate as a waiver of any provision hereof or of any right or rights hereunder, and the waiver or omission or delay in requiring performance or exercising any right hereunder on one occasion shall not be construed as a bar to or waiver of such performance or right, or of any right or remedy under this Agreement, on any future occasion.

Force Majeure: NOVA shall not be liable, in any respect, for failure to ship, for any supplier's failure to ship or for delays in transportation nor CCSI for failure to receive Products where such failure or delay shall have been due, wholly or in part, to the elements, acts of God, acts of civil or military authority, fires, floods, epidemics, quarantine restrictions, war, riots, accidents to machinery, or any other like or different events beyond the control of the party whose performance is interfered with. In any such case, prompt written notice shall be given by the affected party to the other of the existence of such cause and of readiness to resume performance. It is understood that neither party shall be required to settle a labor dispute against its will. Notwithstanding the foregoing, if any such delay continues for a period in excess of one (1) month, the other party shall have the immediate right to terminate this Agreement, without liability to either party. Without limitation of any other provisions hereof, failure to meet the Y2K standard shall not be considered a Force Majeure hereunder.

With respect to any such period of excused nonperformance, this Agreement automatically shall become and remain nonexclusive until NOVA notifies CCSI that its ability to perform hereunder has been substantially restored, in which event the exclusivity provisions of this Agreement automatically shall revert into full force and effect. CCSI shall have the right to obtain the manufacture of the Product from an alternative source in the interim on a job-by-job basis only.

Inventions: The subject matter of inventions is covered in Paragraphs 6 and 7 of the Confidentiality Agreement attached hereto as Exhibit A.

Independent Contractor:

CCSI, its employees and agents, are not and shall not act or purport to act as employees, agents, or representatives of NOVA, but they are, and shall act as, independent contractors, maintaining full responsibility and complete control over all of their employees and operations. CCSI shall have no authority to represent or bind NOVA in any way.

NOVA, its employees and agents, are not and shall not act or purport to act as employees, agents, or representatives of CCSI, but they are, and shall act as, independent contractors, maintaining full responsibility and complete control over all of their employees and operations. NOVA shall have no authority to represent or bind CCSI in any way. Nothing contained herein shall be deemed to create a partnership, joint venture, or relationship of principal and agent between the parties hereto or between NOVA and CCSI.

Specific Performance: The parties to this Agreement recognize that any breach of their respective obligations under this Agreement and the Confidentiality Agreement could result in irreparable injury to the other party. Each party shall, therefore, be entitled, without restricting such party from other legal and equitable remedies, to injunctive and other equitable relief to prevent or restrain the breach of this Agreement, including, without limitation, the return and delivery of property immediately upon any termination of this Agreement as provided herein.

Hiring of Other Party's Employees and Officers:

Each party agrees not to hire any of the other party's employees or officers assigned to perform services under this Agreement, without the prior and written agreement of the other party, even if the request for hiring is initiated by the staff member her/himself.

This mutual non-hiring covenant is valid until the first anniversary of the termination or expiration of this Agreement, as the case may be.

IN WITNESS WHEREOF, authorized representatives of the parties have executed this Agreement.

Nova Biomedical Corporation                Chromatics Color Sciences
                                           International, Inc.

By: /s/ John Wallace                       By: /s/ Darby S. Macfarlane
   -----------------------------              ----------------------------------
Name:   John Wallace                       Name:  Darby S. Macfarlane
Title:  Chief Operating Officer            Title: Chief Operating Officer

Date: November 3, 1998                     Date: November 3, 1998

                                  Attachment 1

Section 1

This Product includes a TLc-BiliSensor(Trademark) which is packaged in a durable, soft carry case, a TLc-Touch(Trademark) palmtop computer and an RS23 cable.



The TLc-BiliSensor(Trademark) is a non-invasive, light weight
Trans-Light-Cutaneous-Bilirubin Monitor. Using [*] flashes a light on the skin and performs a color measurement to detect the yellow content of the newborn's skin.



The TLc-Touch(Trademark) palmtop computer features the TLC-Soft(Trademark) program on a TLc-Flash Ram card. This Product is used with the TLc-Lensette(Trademark) individual calibration standards, which NOVA is inserting into the [*], but NOVA [*] the individual calibration standards. This model offers 4 AA batteries for the TLc-Sensor(Trademark) and 2 AA batteries for the TLc-Touch(Trademark) palmtop or [*]. This model includes labels and shipping/packaging.

Section 2

[*]

Section 3

This Product, the TLc-BriefcaseSystem(Trademark) includes an electrically powered TLC-BiliSensor(Trademark), a TLc-Laptop(Trademark) 512K computer, a 40 column thermal printer, and is run on AC power only. The TLc-Laptop(Trademark) features the TLc-Soft(Trademark) program on the TLc-SofTest Diskette(Trademark), and is used with the TLc-Lensette(Trademark) individual calibration standard, which NOVA is inserting into the packing/shipping box, but NOVA [*] the individual calibration standards. This model includes labels and shipping/packaging.

The calibration standards (TLc-Lensettes(Trademark)) used to calibrate the color-measurement instruments described in all Sections of this Attachment 1 [*] by NOVA, are not included in any Product as defined in this Agreement or attachments thereto other than the Confidentiality Agreement (but shall constitute CCSI Equipment as defined in the Agreement), and are not subject to exclusive manufacturing or Exclusive Territory terms and conditions of this Agreement. Notwithstanding the above the terms of the Confidentiality Agreement apply to the calibration standards.


                                                                                      PURCHASE
                                       Attachment 2                                     ORDER
[*]

      SHOW OUR ORDER NUMBER ON ALL INVOICES, PACKAGES SHIPPING PAPERS AND
                                      CORRESPONDENCE

PURCHASE ORDER NO.            CHANGE ORDER NO.           DATES ISSUED            PAGE

                                                         S
T                                                        H   T
O                                                        I   O
                                                         P

             FOB                  SHIP                   Mass. Tax Exempt
                                  VIA                    / / YES        #000-089-100   / / NO

LINE    QUANTITY     U/M  P/N/DWG/ REV                   DESCRIPTION             DUE DATE      UNIT PRICE       AMOUNT
                                                                                                TOTAL
/ / DRAWINGS ENCLOSED          / / CONFIRMING ORDER            TO:

                                                                                               AUTHORIZED SIGNATURE

                                  Attachment 3
                      Pricing for Section 1 of Attachment 1

Chromatics Color Sciences Inc


                                     Estimated      Estimated
Item No.:        Description         Mat'l Cost     Labor Cost          Comments
  1                     [*]             n/a                             assumed to be supplied by CCSI
  2                     [*]             n/a                             assumed to be supplied by CCSI
  3                     [*]                          [*]                build, test & inspect
  3a                    [*]             n/a                             assumed to be supplied by CCSI
  3b                    [*]             $[*]                            per [*]
  3c                    [*]             $[*]                            per [*], -[*] or almond was priced
  3d                    [*]             $[*]
  3e                    [*]             $[*]
  3f                    [*]             $[*]
  3g                    [*]             $[*]
  3h                    [*]             $[*]
                        [*]                          [*]                build or assemble, kit, test & inspect
                        [*]                                             Unknown
  5                     [*]
  5a                    [*]             $[*]                            [*]
  5b                    [*]                          [*]                Program, verify, label & inspect
  5c                    [*]             $[*]
  6                     [*]             n/a
  7                     [*]             n/a                             Assumed to be supplied by CCSI
  8                     [*]             $[*]         [*]                Assembly & inspect, there will be a one time charge of
                                                                        $[*] to [*] for tooling to produce the [*]
  9                     [*]             $[*]
                                 Total: $[*]         [*]

  Material        Material O/H      Labor         Lab O/H     Total     Margin        Transfer Price
   $[*]           $[*]              $[*]          $[*]        $[*]      $[*]          $[*]



Other Items:

     1 The cost to transact an order, including both order entry and shipping will be a $[*] flat rate.

     2 Current FedEx shipping costs, for [*], for all of the US is $[*] overnight, $[*] next day and $[*] 2nd day.

     3   NOVA requires [*] days from receipt of order for the 1st delivery.

     4 Incoming inspection costs for CCSI supplied materials will be charged at $[*] per hour, we estimate that the time will be [*] to [*] hours per line item per lot.

Extended Warranty Cost: The cost of extending the warranty to [*] from NOVA's [*] warranty period will be [*]% of NOVA's selling/transfer price of each Product to CCSI.

                                  Attachment 3
                      Pricing for Section 2 of Attachment 1

                                 Pricing Method

NOVA will use the following method to price [*] Units to CCSI


Calculation of standard cost
----------------------------

          Actual Material Cost Plus
          Material overhead rate - Currently [*]% Plus
          Labor cost (hours x $[*] (current rate)) Plus
Labor overhead rate       -     Currently [*]%
             Equals
Total Standard Cost


Note for year one only, NOVA will bid on smaller quantities and will use a margin of [*]%


Price depends on volume:

     Units per year                         Margin
     --------------                         ------

               [*]                          No bid
               [*]                           [*]%
               [*]                           [*]%
               [*]                           [*]%


Example                                                     Example                    Example
                                                            Cost ($)                   Cost ($)
                                                            --------                   --------

             Material Cost (key item)                            [*]                       [*]
             [*]% material overhead*                             [*]                       [*]
             Labor cost ([*] hours @ $[*]/hr)                    [*]                       [*]
             [*]% labor overhead*                                [*]                       [*]
             Standard Cost                                      $[*]                      $[*]
             -------------                                      ----                      ----

Based on our current forecast, we expect our [*] to be [*] next year. These numbers reflect our current forecast.


Year 2 Forward                                        Price if Standard                    Price if Standard
Units per year                Margin                       Cost is $[*]                       Cost is $[*]
--------------                ------                       ------------                       ------------

          [*]                 no bid                       no bid ([*])                       no bid ([*])
          [*]                  [*]%                              [*]                                  [*]
          [*]                  [*]%                              [*]                                  [*]
          [*]                  [*]%                              [*]                                  [*]
          ---                  ----                              ---                                  ---

Note: Example assumes constant materials cost.  [*].

Extended Warranty Cost:

The cost of extending the warranty to [*] from NOVA's [*] warranty period will be [*]% of NOVA's selling/transfer price of each Product to CCSI.

                                    Exhibit A

                            CONFIDENTIALITY AGREEMENT

This Agreement made this 3rd day of November, 1998 is between Chromatics Color Sciences International, Inc., a New York corporation ("CCSI") and Nova Biomedical Corp., a Massachusetts corporation ("NOVA").

WHEREAS, CCSI has developed and owns a commercial model device for the measurement of color (e.g., the measurement of skin color indicative of bilirubin infant jaundice) and prototype [*] devices for the measurement of color and technical, financial and business information relating thereto, all of a confidential, proprietary and secret nature, those devices, technical, financial and business information being hereinafter referred to as "Confidential Information."

WHEREAS, CCSI desires to disclose certain portions of the Confidential Information to NOVA for the purpose of enabling NOVA to manufacture the commercial model device for CCSI and to develop and design for CCSI commercial [*] devices based on those prototype devices and other Confidential Information under the terms and conditions set forth below.

WHEREAS, the parties recognize that NOVA in the course of manufacturing the commercial model device for CCSI and developing and designing for CCSI commercial [*] devices may develop further confidential information, (including improvements to CCSI's proprietary information set forth in Exhibit C but excluding NOVA's policies and procedures for NOVA's proprietary manufacturing processes and NOVA's software for NOVA's proprietary manufacturing processes, in NOVA's possession prior to the date of this Agreement or developed by NOVA after the date of this Agreement which is not an improvement on CCSI's proprietary information set forth in Exhibit C), hereinafter referred to as "Derivative Confidential Information."

WHEREAS, NOVA acknowledges the need to preserve the confidential nature of the Confidential Information and the Derivative Confidential Information.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. CCSI shall disclose Confidential Information to NOVA in confidence for the purpose of enabling NOVA to manufacture for CCSI the commercial model device for the measurement of color and to develop and design for CCSI commercial [*] devices for the measurement of color. Confidential Information as well as Derivative Confidential Information may be in tangible or intangible form, including but not limited to: oral disclosures, written disclosures, ideas, know-how, drawings, graphs, plans, specifications, models, prototypes, samples, equipment, data, formulas, processes, designs, hardware and software and marketing, costs and supplier information. All written Confidential Information disclosed to NOVA by CCSI shall bear the notice "Confidential Information."

2. Unless excluded by paragraph 5, NOVA shall be under an obligation to maintain in confidence the Confidential Information disclosed by CCSI to NOVA pursuant to this Agreement and the Derivative Confidential Information developed by NOVA, as well as the identity of CCSI, its suppliers and customers, and shall take all precautions reasonably necessary to prevent any unauthorized disclosure of the Confidential Information or the Derivative Confidential Information. In the event NOVA finds it necessary to disclose Confidential Information or Derivative Confidential Information to any of its employees or independent agent/subcontractor in order to carry out the purpose of this Agreement, NOVA shall first inform the employee or independent agent/subcontractor that the information is confidential and subject to the obligations of the agreement NOVA has in place with that employee or independent agent/subcontractor (copies attached as Exhibits A and B).

3. Unless excluded by paragraph 5, NOVA shall not use, copy, duplicate or otherwise replicate any of the Confidential Information disclosed by CCSI to NOVA pursuant to this Agreement or the Derivative Confidential Information developed by NOVA, in whole or in part, for any purpose other than the purpose of this Agreement, without the prior written consent of CCSI, and upon request shall return all tangible materials provided by CCSI to NOVA.

4. Nothing contained in this Agreement shall prevent NOVA from making its services available to other companies or other legal entity who may compete with CCSI, provided that NOVA in rendering such services does not breach paragraphs 2,3,6 or 7 of this Agreement. Should NOVA develop, assemble or manufacture for another company or legal entity any instrument or system for the measurement of color ("Other Manufacture") NOVA shall ensure that no personnel, documentation, or expertise of NOVA or NOVA's subcontractors used or gained in the performance of work for CCSI (including CCSI's proprietary information set forth in Exhibit C and improvements thereon but excluding NOVA's policies and procedures for NOVA's proprietary manufacturing processes and

NOVA's software for NOVA's proprietary manufacturing processes in NOVA's possession prior to the date of this Agreement or developed by NOVA after the date of this Agreement which is not an improvement on CCSI's proprietary information set forth in Exhibit C) will be used in the performance of work on such Other Manufacture. CCSI acknowledges that NOVA may in the future develop, manufacture and/or sell devices (which are not color measurement systems or instruments) [*]. CCSI agrees that nothing contained in this Agreement shall prevent NOVA from such development, manufacturing and/or selling activities provided that NOVA does not use CCSI's proprietary technology as defined in Exhibit C.

5. The obligations of non-use set forth in this Agreement shall not apply to Confidential Information which (a) was publicly available at the time of disclosure by CCSI to NOVA, or became publicly available after the disclosure by CCSI to NOVA through no act or fault of NOVA, (b) was in NOVA's possession prior to the time of disclosure by CCSI to NOVA, otherwise than as a result of NOVA's breach of any legal obligation, as proven by NOVA's written records made prior to the time of disclosure by CCSI to NOVA, or (c) becomes known to NOVA through disclosure by a third party who had possession of that information prior to the time of disclosure by that third party to NOVA, as proven by that third party's written records made prior to the time of disclosure by that third party to NOVA and whose disclosure to NOVA is not a breach directly or indirectly of an obligation of confidentiality owing to CCSI. The obligations of confidentiality set forth in this Agreement shall not apply to Confidential Information which
(a) was publicly available at the time of disclosure by CCSI to NOVA, or became publicly available after the disclosure by CCSI to NOVA through no act or fault of NOVA or (b) was in NOVA's possession prior to the time of disclosure by CCSI to NOVA, otherwise than as a result of NOVA's breach of any legal obligation, as proven by NOVA's written records made prior to the time of disclosure by CCSI to NOVA.

6. The obligations of non-use and confidentiality set forth in this Agreement shall not apply to Derivative Confidential Information which (a) was publicly available at the time of development by NOVA or became publicly available after the development by NOVA through no act or fault of NOVA, or (b) was in NOVA's possession prior to the date of this Agreement, as proven by NOVA's written records made prior to the date of this Agreement.

7. NOVA agrees that (1) all right, title and interest in and to any and all inventions, works of authorship, discoveries, developments and improvements based upon, derived from, or related to the Confidential Information disclosed by CCSI to NOVA pursuant to this Agreement or the Derivative Confidential Information made, conceived, reduced to practice or developed by NOVA during the course of its work for CCSI (the "Inventions") shall be and will remain the property of CCSI and any and all patent applications, patents, trademarks or copyrights (whether or not considered to be work for hire) thereon shall be owned exclusively by CCSI and (2) NOVA hereby assigns and agrees to assign to CCSI the entire right, title and interest in each Invention, agrees to obtain an assignment therefrom each employee, agent or subcontractor involved and (3) NOVA shall assist CCSI, at CCSI's expense but without additional compensation, to apply for, prosecute, obtain, perfect, maintain, defend and enforce such patent applications, patents, trademarks and copyrights and shall execute assignments to CCSI of all right, title and interest in and to all such inventions, works of authorship, discoveries, developments, improvements, patent applications, patents, trademarks and copyrights.

8. NOVA agrees that it has no right, title or interest with respect to the Confidential Information disclosed by CCSI to NOVA pursuant to this Agreement or the Derivative Confidential Information developed by NOVA, and agrees to disclose to CCSI promptly, fully and in writing, any and all inventions, works of authorship, data, material information, enhancements, discoveries, developments and improvements based upon, derived from, or related to the Confidential Information disclosed by CCSI to NOVA pursuant to this Agreement or the Derivative Confidential Information made, conceived, reduced to practice or developed by NOVA or any of its employees, subcontractors or agents during the course of its work for CCSI.

9. Nothing herein contained shall be construed as a grant by CCSI to NOVA of any license or right, express or implied, with respect to the Confidential Information disclosed by CCSI to NOVA pursuant to this Agreement or the Derivative Confidential Information developed by NOVA.

10. In the event that NOVA is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, criminal or civil investigative demand or similar process) to disclose any Confidential Information or Derivative Confidential Information (including disclosures to regulatory agencies such as the FDA), NOVA will, to the extent it is aware of such fact, provide CCSI with prompt written notice of such requirement so that CCSI may seek (with the cooperation of NOVA) a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, NOVA shall furnish only that portion of the Confidential Information or the Derivative Confidential Information which it is advised by written opinion of counsel of its choice it is legally required to furnish and will exercise its reasonable legal efforts to obtain reliable assurance that confidential treatment will be accorded to the Confidential Information or the Derivative Confidential Information so furnished.

11. The obligations of confidentiality, non-use and non-competition set forth in this Agreement may be enforced at any time and any material violation or threatened violation thereof will cause irreparable injury and incalculable harm to CCSI and therefore CCSI shall, in addition to any other rights and remedies which it may have, be entitled to preliminary and permanent injunctive or other equitable relief without the posting of any bond.

12. This Agreement and the September 16, 1998 Confidentiality Agreement between the parties constitute the entire understanding of the parties with respect to the subject matter hereof and shall not be modified or waived, in whole or in part, except by a written agreement signed by both parties.

13. The terms and conditions of this Agreement, the Manufacturing Agreement dated as of November 3, 1998, and the existence of the discussions between the parties are confidential and shall not be disclosed by NOVA, except as may be provided elsewhere in this Agreement, without the written consent of CCSI.

14. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts, without reference to its choice of law.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

Chromatics Color Sciences
International, Inc.                              Nova Biomedical Corp.

By: /s/ Darby S. Macfarlane                      By: /s/
    --------------------------------                 ---------------------------
Name:   Darby S. Macfarlane                      Name:  John Wallace
Title:  Chief Executive Officer                  Title: Chief Operating Officer

                                    EXHIBIT A

Print Name:

                               EMPLOYEE AGREEMENT

In consideration of my employment or the continuance of my employment by Nova Biomedical Corp. ("NOVA"), and in addition to any other terms of my employment, I agree as follows:

1. For the purpose of this Agreement the word "NOVA" shall include NOVA, its subsidiaries and/or its affiliates in which NOVA, now or hereafter during the term of this Agreement, owns more than twenty percent of the stock eligible to vote for directors, and the assignees and licensees of NOVA, it subsidiaries and affiliates.

2. I agree that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning NOVA's business affairs, including, without limitation, its inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists are and shall be the property of NOVA and that I will not disclose the same to unauthorized persons or use the same for any unauthorized purposes without written approval by an officer of NOVA, either during or after the term of my employment, until such time as such information or know-how has become public without fault by me.

3. I agree that all files, letters, memos, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing matter of the type set forth in paragraph 2 above, which shall come into my custody or possession, shall be and are the exclusive property of NOVA to be used by me only in the performance of NOVA duties, and that all such records or copies thereof and all tangible property of NOVA upon termination of my employment and, thereafter, that I shall not retain any such records or copies thereof or tangible property.

4. I agree that my obligation not to disclose or to use information, know-how and records of the type set forth in paragraphs 2 and 3 above, and my obligation to return records and tangible property, set forth in paragraph 3 above, also extends to such types of information, know-how, records and tangible property of customers of NOVA or suppliers to NOVA or other third parties who may have disclosed or entrusted such to NOVA or to me in the course of business.

5. I agree to assign and do hereby assign to NOVA or its designee all my rights, title, and interest in to all works of authorship and the copyrights therein created by me solely or jointly with others during the term of my employment (which shall be regarded as "works for hire" to the extent permitted by law) and in and to all inventions, improvements, discoveries, designs or technical developments, whether or not patentable, which I solely or jointly with others, may conceive or reduce to practice or cause to be reduced to practice during the term of my employment, and which are created, conceived or first actually reduced to practice (a) in the utilization by NOVA of my services in a technical or professional capacity in the areas of research, development, marketing, management, engineering or manufacturing, or (b) pursuant to any project of which I am a participant or member and that is either financed or directed by NOVA, or (c) which relate to any business, product, method, process, technique, formula, composition, compound, computer program, material, apparatus, or utilized by NOVA, or (d) at NOVA's expense, in whole or in part. I also agree to assign and hereby assign to NOVA all such works of authorship, copyrights, inventions, improvements, discoveries, designs or technical developments created, conceived or reduced to practice or caused to be reduced to practice by me, jointly or solely with others, during any term of my employment by NOVA prior to the date of this agreement. All other works of authorship, copyrights, inventions, improvements, discoveries, designs or technical development shall remain my property.

6. I agree to promptly and fully disclose to and cooperate with NOVA or its designee, both during and after employment, with respect to the procurement of copyrights and patents throughout the world for the establishment and maintenance of NOVA's or its designee's rights and interests in said works of authorship, copyrights, inventions, improvements, discoveries, designs or technical developments, and to sign all papers, including without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments or priority rights, and powers of attorney, which NOVA may deem necessary or desirable for the purpose of vesting NOVA or its designee with such rights, the expense thereof to be borne by NOVA.

7. Since I am to assign to NOVA certain inventions which I may conceive or first actually reduce to practice after my entering the employ of NOVA, to avoid future misunderstandings as to ownership, I have listed below all those inventions which I own at this time or which were made by me and are owned at this time by third parties.

8. I agree that I will not during the term of my employment with NOVA, nor for a period of one year after the termination of my employment with NOVA, without NOVA's prior written consent, engage directly or indirectly in any activity or employment in competition with NOVA in the United States of America or elsewhere in the world where NOVA has established an ongoing business nor in any activity or employment in which it could be reasonably anticipated that I would be required or expected to use information, know-how, or records of any type referred to in paragraphs 2, 3, and 4. This paragraph shall not be construed to limit in any way my obligations not to use information, know-how, or records as set forth in paragraphs 2, 3, and 4 after the expiration of the period of one year after the termination of my employment with NOVA.

9. I agree that this agreement shall not be construed to limit in any way "shop rights" or other common law or statutory rights of NOVA, in or to any works of authorship, copyrights, inventions, improvements, discoveries, designs, or technical developments and in or to information, know-how, or records, which NOVA has or may have by virtue of my employments.

10. This agreement supersedes all earlier agreements of the like import and may not be modified except by written agreement signed by a duly authorized representative of NOVA.

11. I understand that this agreement does not constitute a contract of employment and does not imply that my employment will continue for any definite period of time.

12. If any portion of this agreement shall be held by a court to be unenforceable, the remaining provisions shall be unaffected and shall continue in full force and effect. This agreement shall insure to the benefits of NOVA, its successors, and assigns and shall be binding upon my heirs, personal representatives, successors and assigns and shall survive any termination of my employment.

Date:                             Employee:

                                                               Witness:

Prior Inventions by Employee:

                                    EXHIBIT B

                           NOVA BIOMEDICAL CORPORATION

                             NONDISCLOSURE AGREEMENT

*****************************************************************************
This Agreement made by and between Nova Biomedical Corporation, having offices located at 200 Prospect Street, Waltham, MA 02254 (hereinafter "Discloser"), and ________________ having offices located at

(hereinafter "Recipient").

WHEREAS, Discloser has acquired and developed a substantial amount of valuable Confidential Information, as hereinafter defined, and requires suitable security and protection therefore, and

WHEREAS, Recipient desires to receive said Confidential Information for the purpose stated below.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein the parties hereto agree as follows:

1. For the purpose of this Agreement, Confidential Information shall mean any information and data of a confidential nature, including but not limited to proprietary, technical, developmental, marketing, sales operating, performance, cost, know-how, business and process information, computer programming techniques, and all record-bearing media containing or disclosing such information and techniques which are disclosed pursuant to this Agreement.

2. Discloser agrees to make known to Recipient, and Recipient agrees to receive, Confidential Information for the sole purpose of evaluating the same to determine Recipient's interest in a mutually attractive business arrangement.

3. All Confidential Information delivered pursuant to this Agreement:

a. shall not be distributed, disclosed, or disseminated in any way or form by Recipient to anyone except its own employees, who have a reasonable need to know said Confidential Information;

b. shall be treated by Recipient with the same degree of care to avoid disclosure to any third party as is used with respect to Recipient's own information of like importance which is to be kept secret. Recipient shall be liable for disclosure of Confidential Information of the Discloser only if such is not used. The burden shall be upon Recipient to show that such care was used;

c. shall not be used by Recipient for its own purposes, except as otherwise expressly stated herein, without the express prior written permission of Discloser;

d. shall remain the property of and be returned to Discloser (along with all copies thereof) within 30 days of receipt by Recipient of a written request from Discloser setting forth the Confidential Information to be returned. Such request shall be made not later than three (3) months after termination of this Agreement.

4. The obligations of paragraph 3 shall not apply however to any information which:

a. is already in the public domain or becomes available to the public through no breach of this Agreement by Recipient;

b. was in Recipient's possession prior to receipt from Discloser as proven by its written records;

c. is received by Recipient independently from a third party free to disclose such information to the Recipient;

Nova Biomedical Corporation
Nondisclosure Agreement

Page 2

******************************************************************************

5. Confidential Information shall not be deemed to be in the public domain merely because individual features, components or combinations thereof are now or become known to the public.

6. Recipient shall have the right to refuse to accept any information under this Agreement and nothing herein shall obligate Discloser to disclose to Recipient any particular information.

7. The parties hereto shall not be obligated to compensate each other for disclosure of any information under this Agreement and agree that no warranties of any kind are given with respect to such information, as well as any use thereof, except as otherwise provided for herein.

8. Recipient shall have no obligation to enter into any further agreement with Discloser except as Recipient, in its sole judgment, may seem advisable. It is understood that no patent, copyright, trademark or other proprietary right of license is granted by this Agreement. The disclosure of Confidential Information and materials which may accompany the disclosure shall not result in any obligation to grant Recipient rights therein.

9. This Agreement shall be effective as of the date of the last signature as written below. It may be terminated with respect to further disclosures upon thirty (30) days prior notice in writing. This Agreement shall automatically terminate three (3) years from its effective date. The rights and obligations accruing prior to termination as set forth herein shall, however, survive the termination as specified in this Agreement.

10. Discloser warrants and represents that Discloser possesses all necessary powers, rights and authority to lawfully make the disclosure subject to this Agreement.

11. This Agreement represents the entire understanding and agreement of the parties and supersedes all prior communications, agreements and understandings relating to the subject matter hereof. The provisions of this Agreement may not be modified, amended, nor waived, except by a written instrument duly executed by both parties. This Agreement may not be assigned by either party without the prior written consent of the other. This Agreement is made subject to and shall be construed under the laws of the state of Massachusetts.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on dates specified below.

Nova Biomedical Corporation                      Company Name:

By: __________________________                   By:____________________________

Title: _______________________                   Title:_________________________

Date: ________________________                   Date:__________________________





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                                    EXHIBIT C

1. CCSI's Proprietary color measuring instruments and system for the non-invasive measurement of bilirubin.

2. CCSI's proprietary computer software in any form (including its contents, its source and object codes, hard copies and printouts) whether stored on magnetic means, optical means or any other means, e.g., disc, flash ram card, chip.

3. CCSI's proprietary specification of the calibration and verification standards and their mode of operation.

4. CCSI's proprietary specification of each [*].

5. CCSI's proprietary specification including [*] and their mode of operation.

6. CCSI's proprietary specifications of the sensor for the [*] devices and its mode of operation.

7. CCSI's proprietary color measuring [*] parts or components from CCSI's supplier.

Provided however, this Exhibit C does not include [*].